Exhibit 99.1
CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
First Quarter Highlights

	Quarter Ended	Quarter Ended
	March 31, 2011	March 31, 2010
Diluted earnings per share	$.33	$.27
Net Income	$896,000	$737,000
Return on average common equity	7.67%	6.44%
Return on average assets	0.80%	0.67%
Millersburg, Ohio — April 25, 2011 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced first quarter 2011 net income of $896 thousand or $.33 per basic and diluted share, as compared to $737 thousand or $.27 per basic and diluted share for the same period in 2010.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 7.67% and 0.80%, respectively, compared with 6.44% and 0.67% for the first quarter of 2010.
Eddie Steiner, President and CEO commented, “We are pleased that first quarter net income was 21% above the year ago level. Credit quality within our loan portfolio continues to improve, allowing more-normalized provisioning for future loan losses. We are also encouraged by signs of improving business conditions within our commercial customer base; however, it appears high unemployment continues to restrain consumer borrowing and spending.”
Revenue totaled $4.8 million for the first quarter of 2011, an increase of 1.9% from the prior-year first quarter. Increases were reflected in both net interest income and other income. First quarter net interest income on a fully tax equivalent basis was $4.0 million, a $60 thousand or 1.5% increase over the $3.9 million net interest income reported for first quarter 2010. Other income reported for the first quarter 2011 totaled $761 thousand, a $30 thousand or 4.1% increase over the $731 thousand reported for first quarter 2010.
Non-interest expense amounted to $3.1 million during the quarter, an increase of $80 thousand or 2.6% from first quarter 2010.

The Company’s first quarter efficiency ratio was 65.3% as compared to 64.8% for the same quarter in the prior year.
Federal income tax provision was $399 thousand for first quarter 2011, compared to $315 thousand for the same quarter in 2010. The quarterly provisions reflect effective tax rates of 30.8% and 29.9%, respectively.
Total assets amounted to $445 million on March 31, 2011, down $12 million or 2.6% from December 31, 2010. Loans increased to $322 million, up $6.4 million or 2.0% from the prior year-end, while securities balances of $89 million were up $7.9 million or 9.8% from the prior year-end.
Average total assets during the quarter amounted to $452 million, an increase of $7 million or 1.5% above the same quarter of the prior year. Average loan balances of $320 million increased $7.9 million from the prior year first quarter, and average securities balances of $86 million increased $6.2 million or 7.9% as compared to first quarter 2010.
Average commercial loan balances for the quarter, including commercial real estate, increased $13 million or 6.8% above year ago levels. Average residential mortgage balances declined by $7 million or 8.2% during the year. The decline in portfolio mortgage balances was primarily a result of customers selecting secondary market products due to historically low 15 to 30 year fixed rates. Average home equity balances increased $2 million or 6.1%, and average consumer credit balances declined $0.5 million or 6.3% versus the same quarter of the prior year.
Net charge-offs for the quarter totaled $283 thousand as compared to $223 thousand for first quarter 2010. Net charge-offs equated to 0.36% of average loans during the first quarter 2011 as compared to 0.29% for the prior year’s first quarter.
Nonperforming assets totaled $3.9 million or 1.22% of total loans plus other real estate at March 31, 2011, compared to $6.5 million or 2.09% at March 31, 2010. Delinquent loan balances as of March 31, 2011 amounted to 1.87% of total loans as compared to 2.48% at March 31, 2010.
The Company funded $280 thousand in loan loss provision during the first quarter and the allowance for loan losses amounted to 1.25% of total loans on March 31, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 103% on March 31, 2011 as compared to 88% and 70% at December 31, and March 31, 2010, respectively.
Commenting on the Company’s credit quality, Steiner noted, “Our ratio of nonperforming assets declined from December 31, 2010, and early stage delinquencies have shown modest improvement in recent months. However, we continue to expect total delinquencies and nonperforming assets to remain somewhat elevated for the foreseeable future.”
Average deposit balances grew by $3.6 million during the first quarter, or 1.0%. Total average deposits of $350 million for the quarter were 6.9% above the prior year’s first quarter average.

Deposit balances totaled $348 million at quarter-end, a decrease of $5 million or 1.5% during the quarter and an increase of $22 million or 6.8% from the prior year’s first quarter. Average noninterest-bearing account balances decreased $2 million, or 3.2% during the quarter and increased $12.8 million or 24.4% from the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $7 million or 5.1% during the quarter and increased $9 million or 6.9% from the same period in the prior year. Average time deposit balances decreased $.8 million or .5% during the quarter and increased $1.2 million or .8% from first quarter 2010.
The average balance of securities sold under repurchase agreement during the first quarter grew by $2 million or 8.1% above the average for the same period in the prior year. These repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts. Average advances from the Federal Home Loan Bank (“FHLB”) decreased $19 million or 46.1% from the prior year’s quarter as maturing borrowings have been paid down, funded by reducing average balances of Fed funds sold and interest bearing deposits with other banks.
Shareholders’ equity totaled $47.5 million on March 31, 2011 with 2.7 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets approximating 10.2% on March 31, 2011, compared to 9.9% on December 31, 2010. The Company declared a common dividend of $.18 per share during the quarter. Based on the March 31, 2011 closing stock price of $15.20 per share, the Company’s annual dividend yield approximates 4.7%.

About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $445 million as of March 31, 2011. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial & Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited) (Dollars in thousands except per share data)

	Quarters
	2011	2010	2010	2010	2010
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$3,995	$3,959	$4,016	$3,886	$3,935
Provision for loan losses	280	239	238	239	519
Other income	761	904	780	889	731
Other expenses	3,120	3,169	3,215	3,150	3,041
FTE adjustment (a)	61	60	59	53	54
Net income	896	956	882	921	737
Diluted earnings per share	0.33	0.35	0.32	0.34	0.27

PERFORMANCE RATIOS
Return on average assets (ROA)	0.80%	0.83%	0.78%	0.85%	0.67%
Return on average common equity (ROE)	7.67%	7.95%	7.41%	7.90%	6.44%
Net interest margin FTE (a)	3.78%	3.64%	3.76%	3.76%	3.78%
Efficiency ratio	65.29%	64.84%	66.72%	67.74%	64.83%
Number of full-time equivalent employees	142	140	144	144	140

MARKET DATA
Book value/common share	$17.35	$17.24	$17.26	$17.10	$16.88
Period-end common share mkt value	15.20	15.57	15.95	15.75	14.60
Market as a % of book	87.61%	90.31%	92.41%	92.11%	86.49%
Price-to-earnings ratio	11.34	12.16	12.56	12.50	12.37
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	54.55%	51.43%	56.25%	52.94%	66.67%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,734,812	2,734,836	2,734,859	2,734,847	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$41,569	$42,581	$43,620	$43,073	$39,928

ASSET QUALITY
Gross charge-offs	$316	$621	$459	$20	$289
Net charge-offs (recoveries)	283	615	440	(14)	223
Allowance for loan losses	4,028	4,031	4,407	4,608	4,356
Nonperforming assets (NPAs)	3,943	4,626	5,410	6,335	6,492
Net charge-off/average loans ratio	0.36%	0.77%	0.55%	(0.02)%	0.29%
Allowance for loan losses/period-end loans	1.25	1.28	1.39	1.48	1.40
NPAs/loans and other real estate	1.22	1.47	1.71	2.03	2.09
Allowance for loan losses/nonperforming loans	102.93	87.84	83.99	75.69	70.02

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.23%	9.90%	10.03%	10.16%	10.15%
Average equity to assets	10.49	10.49	10.58	10.70	10.44
Average equity to loans	14.82	15.13	14.97	14.99	14.89
Average loans to deposits	91.44	91.15	93.83	95.24	95.35

AVERAGE BALANCES
Assets	$451,666	$454,657	$446,099	$436,782	$444,916
Earning assets	428,686	431,661	423,591	414,137	422,487
Loans	319,646	315,348	315,355	311,647	311,789
Deposits	349,574	345,962	336,089	327,215	326,986
Shareholders’ equity	47,387	47,703	47,213	46,724	46,440

ENDING BALANCES
Assets	$445,361	$457,056	$451,586	$441,242	$435,622
Earning assets	422,793	434,876	428,895	419,855	413,771
Loans	322,017	315,647	316,909	311,857	310,900
Deposits	348,209	353,491	341,296	329,817	326,204
Shareholders’ equity	47,457	47,154	47,211	46,776	46,171

NOTES:

(a)	— Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
dollars in thousands, except per share data

	March 31,	March 31,
	2011	2010
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,792	$7,538
Interest-earning deposits in other banks	11,898	29,144
Federal funds sold	310	—

Total cash and cash equivalents	22,000	36,682
Securities
Available-for-sale, at fair-value	83,085	68,264
Restricted stock, at cost	5,463	5,463

Total securities	88,548	73,727
Loans held for sale	20	669
Loans	322,017	310,900
Less allowance for loan losses	4,028	4,356

Net loans	317,989	306,544

Goodwill and core deposit intangible	2,116	2,179
Bank owned life insurance	2,987	2,880
Premises and equipment, net	7,754	8,224
Accrued interest receivable and other assets	3,947	4,717

TOTAL ASSETS	$445,361	$435,622

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$60,325	$52,607
Interest-bearing	287,884	273,597

Total deposits	348,209	326,204

Short-term borrowings	28,382	29,621
Other borrowings	19,707	32,210
Accrued interest payable and other liabilities	1,606	1,416

Total liabilities	397,904	389,451

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2011 and 2010	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	23,077	21,391
Treasury stock at cost — 245,803 shares in 2011 and 2010	(5,015)	(5,015)
Accumulated other comprehensive income	772	1,172

Total shareholders’ equity	47,457	46,171

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$445,361	$435,622

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
dollars in thousands, except per share data

	Quarter ended
	March 31,
	2011	2010
Interest and dividend income:
Loans, including fees	$4,236	$4,302
Taxable securities	595	751
Nontaxable securities	98	84
Other	17	19

Total interest and dividend income	4,946	5,156

Interest expense:
Deposits	786	876
Other	226	399

Total interest expense	1,012	1,275

Net interest income	3,934	3,881
Provision for loan losses	280	519

Net interest income after provision for loan losses	3,654	3,362

Non-interest income
Service charges on deposits accounts	245	269
Trust services	160	141
Gain on sale of loans	70	46
Other	286	275

Total noninterest income	761	731

Non-interest expenses
Salaries and employee benefits	1,763	1,604
Occupancy expense	219	220
Equipment expense	120	127
Franchise tax expense	135	135
Professional and director fees	159	154
Federal deposit insurance	110	145
Amortization of intangible assets	15	16
Other expenses	599	640

Total noninterest expenses	3,120	3,041

Income before income tax	1,295	1,052
Federal income tax provision	399	315

Net income	$896	$737

Net income per share:
Basic	$0.33	$0.27

Diluted	$0.33	$0.27

Note: Certain prior year balances have been reclassified to conform to the current year presentation.